EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on 1st April 2016 between:

(1)	EnerSys Reserve Power Pte Ltd, (the “Company”) having an office at 152 Beach Road, #11-03 Gateway East, Singapore 189721; and

(2)	Mr Myles Jones, Passport No. (UK) 761216087 (the “Executive”)

WHEREAS, the Company is a wholly owned subsidiary of EnerSys Group shall comprise EnerSys, its subsidiary companies and associated companies, including the Company and EnerSys Asia (each a “Group Entity”).

NOW THEREFORE, the company and Executive agree as follows:

1.	General Provisions

1.1
The Company has agreed to appoint the Executive in the position of President, Asia and the Executive accepts such appointment subject to the terms of this agreement and successfully obtaining an employment pass to work in Singapore.

1.2	The Executive will commence the new appointment on 1st April 2016 until such time that his employment is terminated in accordance with Clause 19.

1.3
This Agreement supersedes the provisions of the entire Executive’s previous Employment Agreements and all previous Employment Agreements are hereby cancelled including that signed with EH Europe GmbH dated 1st April 2012.

1.4	The Executive shall retain his complete rights to years of service and the seniority with the company.

1.5	The Executive shall report directly to Todd Sechrist, Executive Vice President and COO.

2.	Function and Fidelity

2.1	The duties of the Executive shall include, without limitation, those listed in the job description in Appendix 1.

2.2	The Executive shall at all times perform his duties diligently and carefully and in accordance with the lawful orders or directions given to him by the Company.

ENERSYS ASIA
No. 152, Beach Road
#11-03 Gateway East Building,
SINGAPORE 189721
Tel: +65 6508 1780 Fax: +65 6292 4380

2.3	The Executive shall devote his full working capacity to the benefit of the Company and the Group, and he shall promote the affairs of the Company and the Group diligently and carefully.

2.4
If the Executive wishes to perform any employment task or assignment for or on behalf of other entities (whether gratuitously or for gain), he must obtain the prior written consent of the Company. This restriction does not apply to the performance of employment tasks or assignments on behalf of a Group Entity.

2.5
If the Executive wishes to participate in any other entity or the running of his own business, he must obtain the prior written consent of the Company. This restriction does not apply to the purchase by the Executive of up to 10% of the entire outstanding shares of a public listed company for personal investment purposes.

2.6
During the term of this Agreement, the Executive shall not at any time make any statement which, in the reasonable opinion of the Company, is untrue or misleading in relation to the Company or the Group. After the termination of this Agreement in accordance with Clause 19 or after the completion of the Term (whichever is applicable) (both events to be collectively referred to as “End of Employment”), the Executive shall not represent himself as being directly or indirectly employed by or in any way connected with or interested in the business of the Company or the Group.

3.    Place of Work and Working Hours

3.1	The Executive’s place of work shall be at 152 Beach Road, #11-03 Gateway East, Singapore 189721 and such other places as may be necessary for the proper performance of his duties.

3.2
The normal working hours of the Executive shall be from 9.00 am to 5.30 pm Monday to Friday. However the executive will use his discretion as to when he needs to work beyond the above hours to ensure an orderly performance of his duties.

4.	Base Salary/Superannuation

4.1
In return for the performance of his duties under this Agreement, the Company shall pay the Executive a fixed gross annual base salary in the amount of SGD420,000 (in words: Four Hundred and Twenty Thousand) (the ‘Fixed Base Salary) which is payable on twelve months pro-rata basis in a year less any payroll deductions that are payable on his salary. The company can arrange to split the payroll between the UK and Singapore at a fixed exchange rate if the Executive chooses to do it.

4.2
The Company shall pay the Executive a fixed annual allowance of SGD40,000 being the Company contribution to the Executive pension and life insurance and it will be paid in twelve monthly equal instalment. The Executive will not be entitled to any further pension fund, life and personal accident insurance and social contributions.

ENERSYS ASIA
No. 152, Beach Road
#11-03 Gateway East Building,
SINGAPORE 189721
Tel: +65 6508 1780 Fax: +65 6292 4380

4.3	The Executive shall not be entitled to remuneration for overtime work.

5.	Management Incentive Program

5.1
In addition to the remuneration stated in sub-clause 4.1 the Executive shall be entitled to participate in the EnerSys Management Incentive Program (MIP). The MIP potential is 70% of his fixed annual salary pro-rata for months worked. Such MIP payouts are not contractual and payout will be in accordance to the EnerSys guidelines and rules set up yearly by the Compensation Committee. Any bonus earned will be paid with the authorization of the President & CEO of EnerSys following auditing of the accounts, normally in June of each year in respect of bonus earned the previous fiscal year.

6.	Housing Allowance

6.1	The Company shall pay the Executive a fixed monthly housing allowance of SGD15, 500.

6.2	The Executive will be responsible for the utility, telephone, broadband and cable television charges in his house/apartment.

7.    EnerSys Stock

7.1	All decisions regarding the allocation of EnerSys stock and vesting requirements are at the sole discretion of the Compensation Committee of the EnerSys’ Board of Directors.

8	Transportation

8.1
The Company will provide the Executive with a company car. The VP, Human Resources shall approve the type of car to be provided and it will be fully maintained by the Company. By mutual agreement the Company may replace the company car with a car allowance that will be determined by the VP, Human Resources.

8.2	All other details shall be regulated in accordance to the Company Car policy.

9.	Schooling

9.1
The Company will pay the costs of the Executive children’s education in an International School in Singapore or a school in the UK with the agreement of the Company. This will include middle through high school. The Company will reimburse for required uniforms, fees, and books. Other costs such as field trips, music lessons, sports fees, gym clothes, lunch, etc. will not be paid by the Company.

9.2
The Company will not pay for any costs associated with the Executive children college/university education. If his children attends full-time university outside of Singapore, the Company will provide 2 coach class air tickets per year for each child to visit him

ENERSYS ASIA
No. 152, Beach Road
#11-03 Gateway East Building,
SINGAPORE 189721
Tel: +65 6508 1780 Fax: +65 6292 4380

in Singapore and this will be deducted from the Executive’s home visit entitlement. This benefit will end, if his children graduate or no longer attend full-time school.

10.	Medical Benefits

10.1
The Company will provide the Executive and his family with an Aetna Healthcare plan. This benefit will be phased out at the end of the 5th year period and thereafter the Executive will be provided with medical benefits in accordance with the local policies/practices of the company.

11.	Vacation Leaves

11.1
The Executive shall be entitled to Thirty (30) working days of vacation per calendar year pro-rated in accordance to the number of completed month of service. The Executive vacation leave entitlement in Switzerland will be calculated up to the date he starts on his assignment in Singapore and brought forward to Singapore.

11.2	The Executive is entitled to all gazetted public holidays in Singapore.

12.    Home Visit to UK

12.1	The Company will provide 4 business class and 4 coach class return tickets to the Executive and family for each full 12 months of service. These include the air tickets provided in clause 9.2.

13.	Relocation and Integration Costs

13.1	The Company will pay for the relocation cost of the Executive personal and household goods including pets from Switzerland to the UK and / or Singapore.

14.    Tax Provision

14.1
The Executive shall be fully responsible for all tax liabilities (including, without limitation, income tax) arising from and in connection with all forms of remuneration and benefits received from the Company under the terms of this Agreement. The Company will appoint and pay the cost for tax expert to provide support and assistance during and at the end of assignment to ensure proper compliance with tax reporting requirements both in Singapore and the UK. In particular, this will include the required tax filings. This same support and assistance will be provided to the Executive for filing his tax return in Switzerland as long as the Swiss authorities require this for any tax matters related to the time the Executive resided in Switzerland as was required by the Company.

14.2	Enersys Asia will meet any Singapore tax obligations on the housing, schooling, medical and home leaves air-tickets.

ENERSYS ASIA
No. 152, Beach Road
#11-03 Gateway East Building,
SINGAPORE 189721
Tel: +65 6508 1780 Fax: +65 6292 4380

15.	Visa, Passport and Work Permit Requirements

15.1	The Company will, at its expense, work with the Executive to arrange for passport, visas and employment pass requirements that are necessary for working in Singapore

16.	Confidentiality

During the term of this Agreement and twelve (12) months after the End of Employment, the Executive undertakes to keep strictly confidential all matters pertaining to the commercial interests of the Company and the Group. Without limiting the scope of this confidentiality undertaking, the Executive shall maintain strict confidentiality with respect to third parties and unauthorized staff members of the Company as to all confidential or secret information or business matters (including, without limitation, the Group’s production, designs, marketing plans, financial matters and other business secrets) (“Confidential Information”) of the Company or a Group Entity which comes to his attention in the performance of his duties to the Company, irrespective of the manner in which he obtained the Confidential Information. The Executive shall also not use the Confidential Information for his own purposes or for any purpose apart from the performance of his duties for the company.

17.	Non-Competition and Non-Solicitation Clause

17.1
During the term of this Agreement and six (6) months after the End of Employment, the Executive undertakes not to carry out, concern or engage or interest himself, either directly or indirectly, in the business or affairs or any activities of any other person, business, firm, body corporate, undertaking or company similar to or competing in any way with the Company or any Group Entity (“Competitive Business”).

17.2
During the term of this Agreement and six (6) months after the End of Employment, the Executive undertakes not to induce, or attempt to induce, any employee, customer or supplier (“Company Person”) of the Company or a Group Entity to terminate his/her or its employment with or patronage of the Company or a Group Entity with a view to the taking up of employment in or the giving of patronage to a Competitive Business. For the purposes of this sub-Clause 17.2, a Company Person is someone who has been employed or involved commercially with the Company or a Group Entity at any time during the one (1) year period immediately preceding the End of Employment.

18.	Rights of Use and Inventions

18.1
All work results in connection with the activities of the Executive shall inure exclusively to the Company. Where the work results are protected by copyright, the Executive grants the Company the exclusive and unrestricted right of use for all present and future kinds of use. Such right of use shall remain valid even after the End of Employment. The Executive shall not be entitled to additional remuneration for the granted rights of use. These are fully remunerated by the Fixed Salary stated in sub-Clause 4.1.

ENERSYS ASIA
No. 152, Beach Road
#11-03 Gateway East Building,
SINGAPORE 189721
Tel: +65 6508 1780 Fax: +65 6292 4380

18.2
During the term of this Agreement, the Executive shall from time to time fully disclose to the Company any invention or discovery he may make or discover, including any improvements, arising out of or in connection with the business of the Company. The Executive agrees not to claim any proprietary interest in any such inventions, discoveries or improvements.

18.3
Any inventions of the Executive and technical suggestions for improvement as well as methods of engineering, patents, utility models, design patents and the like developed by the Executive in connection with his activities for the Company shall inure exclusively to the Company. The Company shall have the unrestricted and exclusive right to use to the exclusion of the Executive who shall not be entitled to additional remuneration. Where necessary, the Executive shall transfer to the Company any respective right and claim which entitles the Company to register patents, utility models or design patents in its own name and for its own account.

19.	Termination of the Agreement

19.1	This Agreement shall terminate if any of the following events happens:

19.1.1	the Executive passes away;

19.1.2	the Executive turns sixty-two (62) years of age;

19.1.3	either party gives twelve (12) months’ notice in writing to the other; or

19.1.4	the Company becomes entitled to terminate this Agreement in accordance with sub-Clause 19.2.

19.2	The Company shall be entitled to terminate this Agreement:

19.2.1
with twelve (12) months’ notice in writing if the Executive shall have been incapacitated by reason of ill-health, accident (excluding injuries or accidents incurred in the course of performing her duties) or other causes from performing his duties under this Agreement for:

(i)	a continuous period of more than six (6) weeks: or

(ii)	periods of time aggregating six (6) weeks in the twelve (12) months immediately preceding the giving of the notice under this sub-Clause 19.2.1.

19.2.2	without notice if in the reasonable opinion of the Company, the Executive shall:

(i)	have committed a criminal offence (whether or not resulting in a criminal conviction in a court of law);

(ii)	have been guilty of any conduct (not amounting to a criminal offence) tending to bring himself or the Company or Group into disrepute;

ENERSYS ASIA
No. 152, Beach Road
#11-03 Gateway East Building,
SINGAPORE 189721
Tel: +65 6508 1780 Fax: +65 6292 4380

(iii)	have failed to perform his duties diligently and carefully or shall have committed any serious, repeated or continuing material breach of his obligations under this Agreement; or

(iv)	refuse or neglect to comply with any lawful orders or directions given to him by the Company.

19.3	Clauses 16, 17 and 21 will survive termination of this Agreement.

20.	Repatriation

20.1
The Company will pay reasonable cost of repatriation back to UK in the event that the Executive is unable to continue in his employment due to ill health of either he or his spouse or children; or the Executive is being affected by the Company restructuring exercise.

20.2	The Company will not be responsible for providing cost of repatriation when the Executive service is terminated for cause or if he resigned on his own accord.

21.	Return of Property

21.1
Upon the End of Employment, the Executive shall immediately return to the Company and all documents, correspondence, records, drafts and the like referring to the Company’s business and affairs (including any copies) which may be in the possession or under the control of the Executive or to which the Executive has at any time had access.

22.	Miscellaneous Provisions

22.1
This Agreement constitutes the entire agreement and understanding of the parties relating to its subject matter and supersedes any and all prior and contemporaneous agreements and understandings, representations and assurances, whether oral or written, relating to its subject matter.

22.2	The headings of the clause in this Agreement are for the sake of convenience only and have no legal effect.

22.3	Amendments and supplements of this Agreement must be in writing to be effective. This also applies for an amendment of this sub-Clause 22.3.

22.4	The parties undertake to keep in confidence the provisions of this Agreement.

22.5	This Agreement shall be personal to the Executive and the Executive shall not be entitled to assign or transfer any rights or obligations under this Agreement.

ENERSYS ASIA
No. 152, Beach Road
#11-03 Gateway East Building,
SINGAPORE 189721
Tel: +65 6508 1780 Fax: +65 6292 4380

22.6
All provisions of this Agreement shall be severable and no provision shall be affected by the invalidity of any other provision to the extent such invalidity does not render such other provision invalid. In the event of the invalidity of any provision of this Agreement, it shall be interpreted and enforced as if all the provisions thereby rendered invalid were not contained in this Agreement. If any provision of this Agreement shall be susceptible to two interpretations, one of which would render the provision invalid and the other of which would cause the provision to be valid, the latter interpretation shall be adopted. If any provision of this Agreement shall be prohibited by or adjudicated by a court to be unlawful, void or unenforceable, such provision shall to the extent required be severed from this Agreement and rendered ineffective as far as possible without modifying the remaining provisions of this Agreement and shall not in any way affect any other provision of this Agreement or the validity or the enforcement of the rest of this Agreement.

22.7	This Agreement shall be governed by and construed in accordance with the laws of Singapore and the Company and the Executive agree to submit to the non-exclusive jurisdiction of the Singapore courts.

22.8
This Agreement may be signed in counterparts with the same force and effect as if all parties had signed a single original. The Executive confirms his receipt of an executed copy of this Agreement signed by the Company.

/s/ Cyril Forrest	/s/ Myles Jones

Sid Forrest	Myles Jones
Vice President, HR

25 Feb 2016	20 Feb 2016

Date	Date

/s/ Todd M. Sechrist
Director
EnerSys Reserve Power Pte. Ltd.

ENERSYS ASIA
No. 152, Beach Road
#11-03 Gateway East Building,
SINGAPORE 189721
Tel: +65 6508 1780 Fax: +65 6292 4380